Avigen Reports Results for the Three and
                         Six Months Ended June 30, 2003

ALAMEDA, CA, July 30, 2003 - Avigen, Inc., (Nasdaq: AVGN), the leader in AAV gene delivery technology, today reported financial results for the three and six months ended June 30, 2003. At June 30, 2003, Avigen had approximately $111 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $116 million at March 31, 2003 and $119 million at December 31, 2002.

"Avigen made progress on several fronts during the most recent quarter," said John Monahan, Ph.D., Avigen's president and CEO. "We reported on a number of scientific advances at the American Society of Gene Therapy Annual Meeting in June, where our scientists presented 11 different papers on AAV, preclinical research and manufacturing. We received two new patents for the use of AAV vectors in the treatment of solid tumors and of lysosomal disorders, further strengthening our intellectual property position. And, we continued to benefit from previously implemented cost control measures, bringing operating expenses down significantly from a year ago. We expect clinical trial costs will increase later in the year when we enroll additional participants in our ongoing hemophilia trial and initiate a planned phase I trial for our Parkinson's disease product. As a result, we expect to spend between $20 and $25 million this year to support our clinical and R&D programs. We believe our financial assets are sufficient to support our current plans for approximately the next four years."

Financial Results

For the three months ended June 30, 2003, Avigen reported revenue of $128,000, due primarily to the recognition of $125,000 in revenue resulting from a milestone payment received from Bayer in the first quarter of 2003, which is being recognized ratably over five years. The remaining revenue is due to license fees and royalty payments. Revenue in the second quarter of 2002 was $16,000 in license fees and royalty payments.

Operating expenses declined 18 percent to $7.0 million in the three months ended June 30, 2003, from $8.5 million in the same period a year ago, reflecting lower staff levels, lower consumption of materials, lower expenses related to animal research studies, and lower clinical trial expenses.

Net interest income and other expenses for the quarter ended June 30, 2003 were $790,000, compared with $1,349,000 in the same quarter of 2002, reflecting both lower average balances of interest-bearing investments and a general decline in prevailing market interest rates between the periods.

For the quarter ended June 30, 2003, Avigen reported a net loss of $6.1 million, or $0.30 per share, compared with a net loss of $7.2 million, or $0.36 per share, in the same period of the prior year.

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For the six months ended June 30, 2003, Avigen reported revenue of $158,000, compared with $16,000 in the same period of the prior year. Operating expenses for the six months ended June 30, 2003 were $13.9 million, down from $16.7 million in the same period of 2002. Net loss for the six months ended June 30, 2003 was $12.0 million, or $0.60 per share, compared with a net loss of $14.1 million, or $0.70 per share, in the first six months of 2002.

About Avigen
Avigen, Inc., based in the San Francisco Bay Area, is a leader in the development of gene therapy products, based on its AAV (adeno-associated virus) delivery platform technology. Avigen's proposed gene delivery products are designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body. The clinical trial for Avigen's Factor IX gene therapy product for hemophilia B, Coagulin-B(R), is being conducted at the Children's Hospital of Philadelphia, Stanford University Medical Center and the University of Pittsburgh. Additional information on Avigen's proprietary gene delivery products can be found at www.avigen.com

Investors Please Note:
The statements in this news release regarding Avigen's expectations for how long its current financial assets will be able to support ongoing operations, its expectations for clinical trial advances, and its expectations for expense levels to support clinical trials and research and development plans, are forward-looking statements. Actual results may differ materially from current expectations. For example, clinical trials advances may be delayed or not occur due to unanticipated difficulties in obtaining approvals required by regulatory or institutional authorities. In addition, Avigen's spending to support clinical trials and research and development plans may increase in the event that Avigen incurs expenses not currently contemplated, such as in the event that Avigen determines to undertake additional development programs. As a result, current financial resources may not be sufficient for the time period stated. In addition, there are many other risks and uncertainties inherent in the development of gene therapy products. Other risks relating to Avigen are detailed from time to time in documents filed by Avigen with the SEC, including Avigen's Report on Form 10-K for the period ended December 31, 2002, filed on March 31, 2003, under the caption "Risk Factors" in Item 1 of that report.

Contact:
Lise Needham
Associate Director of Investor Relations
Avigen, Inc.
510-748-7112
lneedham@avigen.com
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                                                AVIGEN, INC.

                                       SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares                         Three months ended                       Six months ended
   and per share information)                ------------------------------------    ------------------------------------

                                                 June 30,          June 30,              June 30,          June 30,
                                                   2003              2002                  2003              2002
                                             ------------------------------------    ------------------------------------
                                                         (unaudited)                              (unaudited)

Revenue                                      $             128 $              16     $             158 $              16
Operating expenses
    Research and development                             5,239             7,001                10,391            13,127
    General and administrative                           1,737             1,528                 3,551             3,582
                                             ------------------------------------    ------------------------------------

    Total operating expenses                             6,976             8,529                13,942            16,709

Loss from operations                                    (6,848)           (8,513)              (13,784)          (16,693)
Net interest income and other expense                      790             1,349                 1,749             2,582
                                             ------------------------------------    ------------------------------------

Net loss                                     $          (6,058) $         (7,164)    $         (12,035) $       (14,111)
                                             ====================================    ====================================

Basic and diluted net loss per share         $           (0.30) $          (0.36)    $           (0.60) $         (0.70)
                                             ====================================    ====================================

Shares used in basic and diluted
   per share calculation                            20,124,765         20,084,472            20,122,758      20,069,235
                                             ====================================    ====================================



CONDENSED BALANCE SHEETS                                                                 June 30,        December 31,
                                                                                           2003              2002
                                                                                     ------------------------------------
(In thousands)                                                                          (unaudited)           (1)

Cash, cash equivalents and available-for-sale securities                             $          99,100 $         107,724
Accrued interest and other current assets                                                        1,760             1,451
                                                                                     ------------------------------------
  Total current assets                                                                         100,860           109,175

Restricted investments                                                                          11,928            11,500
Property and equipment and construction in progress, net                                        16,999            18,726
Deposits and other assets                                                                          967             1,285
                                                                                     ------------------------------------

Total assets                                                                         $         130,754 $         140,686
                                                                                     ====================================

Current liabilities and deferred revenue                                                         2,295             1,777

Deferred revenue - non-current                                                                   1,875                 -
Long-term obligations                                                                            8,882             8,852
Stockholders' equity                                                                           117,702           130,057
                                                                                     ------------------------------------

Total liabilities and stockholders' equity                                           $         130,754 $         140,686
                                                                                     ====================================

(1) Derived from audited financial statements.